Exhibit 10.22

INVESTMENT AGREEMENT

by and between

KIDPIK CORP.

and

STERLING MACRO FUND

May 11, 2021

TABLE OF CONTENTS

	ARTICLE I

	INVESTMENT IN THE COMPANY

1.1	Investment	1
1.2	Time and Place of Closing	1
1.3	Closing	1
1.4	Impact of Stock Splits, Dividends, Etc	2

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Organization, Good Standing and Qualification	2
2.2	Authorization	2
2.3	Capitalization; Valid Issuance of Common Stock.	2
2.4	Governmental Consents and Filings	3
2.5	Financial Statements	3
2.6	Disclosure	3
2.7	Brokers, Finders and Agents	3

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

3.1	Authorization	4
3.2	Investment for Own Account	4

ARTICLE IV

OTHER COVENANTS

4.1	Preemptive Right	4
4.2	Tag Along Rights	5
4.3	Drag Along Rights	6
4.4	Adjustment to Shares	7
4.5	Information Rights	7
4.6	No Share Issuances	7

ARTICLE V

MISCELLANEOUS

5.1	Definitional Provisions	8
5.2	Survival of Warranties	8
5.3	Transfer; Successors and Assigns	8
5.4	Governing Law	8
5.5	Counterparts	8
5.6	Titles and Subtitles	8
5.7	Amendments and Waivers	8
5.8	Severability	8
5.9	Specific Performance	8

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INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (“Agreement”) is made as of the 11th day of May 2021, by and between Kidpik Corp., a Delaware corporation (the “Company”), and Sterling Macro Fund (the “Investor”).

RECITALS

WHEREAS, the Investor desires to purchase from the Company, and the Company desires to sell and issue to the Investor, shares of common stock, without par value, of the Company (the “Common Stock”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company desires to enter into a conversion agreement (the “Conversion Agreement”), by and between the Company and Ezra Dabah and certain other holders of Convertible Promissory Notes of the Company (the “Notes”) named therein (the “Holders”), providing for the conversion of the Notes issued by the Company to such Holders; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

INVESTMENT IN THE COMPANY

1.1 Investment. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below), the Investor shall purchase from the Company, and the Company shall issue and sell to the Investor, 38,533 shares of Common Stock, free and clear of any and all liens or encumbrances, in exchange for a purchase price payable by the Investor of $225,000 (the “Purchase Price”).

1.2 Time of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof electronically.

1.3 Closing. At the Closing, (i) the Investor shall deliver (to the extent not previously delivered) to the Company an amount equal to the Purchase Price, by wire transfer of immediately available funds to such account(s) as designated by the Company, in exchange for issuance of the shares of Common Stock and (ii) the Company shall deliver to the Investor a stock certificate registered in the name of the Investor representing the shares of Common Stock issued to the Investor hereunder.

1.4 Impact of Stock Splits, Dividends, Etc. The number of shares to be acquired hereunder shall be adjusted appropriately to reflect the effect of any forward or reverse stock split, stock dividend, stock issuance (other than the issuances contemplated by this Agreement or upon conversion of the Notes in accordance with their terms) or reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Stock occurring on or after the date hereof and prior to the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investor as follows, except as set forth on a schedule to be delivered separately by the Company to the Investor (the “Disclosure Schedule”).

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized and validly existing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operation of the Company, taken together as a whole (a “Material Adverse Effect”). The Company does not have any subsidiaries as of the date hereof.

2.2 Authorization. All corporate action on the part of the Company and its stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Common Stock hereunder has been taken or will be taken prior to or following the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3 Capitalization; Valid Issuance of Common Stock.

(a) As of the date hereof, the authorized share capital of the Company consists solely of 75,000,000 shares of Common Stock, of which an aggregate of 5,075,444 shares of Common Stock are issued and outstanding, and 25,000,000 shares of preferred stock, none of which are issued and outstanding. Immediately after giving effect to the issuance of Common Stock pursuant to this Agreement and the Investment Agreement between the Company and Isaac Dabah and Ivette Dabah, and the conversion of the Notes pursuant to the Conversion Agreement, but excluding the exercise of preemptive rights by the existing stockholders of the Company, an aggregate of 75,000,000 shares of Common Stock will be authorized, of which an aggregate of 5,500,600 shares of Common Stock will be issued and outstanding, and 25,000,000 shares of preferred stock will be authorized, none of which will be issued and outstanding.

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(b) Except for (x) the shares to be issued pursuant to this Agreement, the Investment Agreement between the Company and Isaac Dabah and Ivette Dabah, and the Conversion Agreement and (y) any shares issued upon the exercise of preemptive rights by the existing stockholders of the Company, (i) there are no outstanding securities convertible into or exchangeable or exercisable for, or any options, warrants or other rights to purchase, subscribe for or otherwise acquire, Common Stock or any other interests or participations in the Company and (ii) the Company is not party to any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any Common Stock, any securities convertible into or exchangeable or exercisable for Common Stock, or any options, warrants or other rights to purchase, subscribe for or otherwise acquire Common Stock or other interests or participations in the Company.

(c) Annex A hereto sets forth a true, correct and complete list of all holders of the issued and outstanding Common Stock as of the date hereof (see the column titled “Current Share Ownership”) and a true, correct and complete list of all holders of the issued and outstanding Common Stock immediately after giving effect to the issuances of Common Stock pursuant to this Agreement and the Investment Agreement between the Company and Isaac Dabah and Ivette Dabah, and upon conversion of the Notes (see the column titled “After Conversion/Equity”), assuming no exercise of preemptive rights by the existing stockholders of the Company.

(d) The shares of Common Stock that are being issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable.

2.4 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the execution of, or consummation of the transactions contemplated by, this Agreement.

2.5 Financial Statements. The Company has provided to the Investor a true and complete copy of the audited consolidated statement of income, balance sheet and statement of cash flows of the Company, as of and for the year ended December 31, 2020 (collectively, the “Historical Financial Statements”). Each of the Historical Financial Statements has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved and fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company for the periods referred to in such financial statement.

2.6 Disclosure. The Company has provided the Investor with all the information the Investor has requested for deciding whether to invest in the Company. To the Company’s knowledge, no documents made or delivered in connection with this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

2.7 Brokers, Finders and Agents. The Company is not directly or indirectly obligated to any person acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company that:

3.1 Authorization. The Investor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

3.2 Investment for Own Account. This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement, the Investor hereby confirms that the Common Stock will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell or transfer the Common Stock. The Investor is able (i) to bear the economic risk of his/her investment for an indefinite period, and (ii) to afford a complete loss of his/her investment.

ARTICLE IV

OTHER COVENANTS

4.1 Preemptive Right. For so long as the Investor holds Common Stock representing not less than 5% of the Company’s outstanding Common Stock, if the Company engages in any transaction involving the issuance of Common Stock or other equity securities (or securities convertible into or exchangeable for Common Stock or other equity securities), the Investor will be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Common Stock or other equity securities (or securities convertible into or exchangeable for Common Stock or other equity securities) are offered, up to an amount to enable the Investor to maintain its percentage interest in the Company’s outstanding Common Stock, on a fully diluted basis, after giving effect to such issuance. The Company will provide the Investor with reasonable advance notice of any proposed issuance that would cause such right to be exercisable (including the material terms of the proposed issuance, including price). The provisions of this Section 4.1 shall not apply to the issuance of shares of Common Stock pursuant to the Investment Agreement between the Company and Isaac Dabah and Ivette Dabah or upon conversion of the Notes.

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4.2 Tag Along Rights.

(a) Subject to Section 4.3, in the event that Ezra Dabah or any of his affiliates (the “Proposed Transferor”) shall propose to transfer, in one or more transactions, any of their Common Stock in the Company (a “Tag Along Sale”) to a third party or third parties (a “Proposed Purchaser”), the Investor shall have the right and option (“Tag Along Right”), but not the obligation, to participate in such Tag Along Sale, at the same price and on the same terms and subject to the same conditions as the Tag Along Sale proposed by such Proposed Transferor, by transferring up to the same proportion of the Investor’s Common Stock as the proportion of such Proposed Transferor’s Common Stock which shall be transferred in such Tag Along Sale.

(b) The Proposed Transferor shall notify the Investor in writing of any proposed Tag Along Sale at least thirty (30) days prior to the proposed effective date of such proposed Tag Along Sale (a “Tag-Along Transfer Notice”). Any such Tag-Along Transfer Notice shall set forth: (i) the Common Stock to be transferred by the Proposed Transferor and the proportionate Common Stock which the Investor is entitled to Transfer in connection with such Tag Along Sale, (ii) the name and address of the Proposed Purchaser in such Tag Along Sale, (iii) the proposed purchase price to be paid by the Proposed Purchaser in such Tag Along Sale, (iv) the other material terms and conditions of such proposed Tag Along Sale, and (v) the proposed effective date of the proposed Tag Along Sale.

(c) The Investor may exercise the Tag Along Right in connection with a Tag Along Sale described in a Tag-Along Transfer Notice by delivering a written notice to the Proposed Transferor (a “Tag Along Notice”) within fifteen (15) days following receipt of the Tag-Along Transfer Notice from such Proposed Transferor.

(d) In the event that either Investor shall elect to exercise its Tag Along Right in connection with a proposed Tag Along Sale, the Investor shall (i) prior to the closing of any such proposed Tag Along Sale, execute any purchase agreement or other certificate, instrument or other agreement required by the Proposed Purchaser to consummate the proposed Tag Along Sale; provided, however, that any such purchase agreement or other certificates, instruments and other agreements shall be on terms no less favorable to the Investor than those executed by the Proposed Transferor with respect to the Common Stock proposed to be transferred in connection with such Tag Along Sale, including, without limitation, the amount of the purchase price therefor, the provision of, and representations and warranties as to, information requested from such Proposed Transferor by the Proposed Purchaser, and the provision of requisite indemnification to the Proposed Purchaser; provided, further, that any indemnification provided by the Proposed Transferor and any Investor to the Proposed Purchaser shall be several and not joint and shall be made pro rata in proportion to the respective Common Stock to be transferred in connection with such Tag Along Sale (except in the case of indemnification arising as a result of a breach of a representation or warranty relating specifically to a particular seller, which shall be borne solely by such seller), and (ii) at the closing of any such proposed Tag Along Sale, deliver to the Proposed Transferor such instruments of transfer as shall be requested by the Proposed Purchaser with respect to the Common Stock to be transferred, against receipt of the purchase price therefor. In the event that the closing on any Tag Along Sale shall not occur within 180 days after the date of the Tag-Along Transfer Notice with respect thereto, the Investor shall be entitled to revoke its Tag Along Notice, in which event any subsequent transfer of Common Stock by the Proposed Transferor shall once again become subject to the provisions of this Section 4.2.

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4.3 Drag Along Rights.

(a) In the event that the stockholders holding a majority of the outstanding shares of the Company’s Common Stock desire to consummate a “Sale of the Company” (as defined below), then prior to consummation of such Sale of the Company, the stockholder or group of stockholders initiating the Sale of the Company (each a “Drag-Along Seller”) shall deliver written notice (in accordance with Section 4.3(e)) to the other non-initiating stockholders (the “Non-Initiating Drag-Along Sellers”, and together with the Drag-Along Sellers, the “Sellers” and each a “Seller”) notifying such Non-Initiating Drag-Along Sellers that they will be required to participate in such Sale of the Company on the same terms and subject to the same conditions as the Drag-Along Sellers and otherwise comply with the terms of this Section 4.3 (a “Drag-Along Sale”), provided that the consideration received for the Drag-Along Sale (i) must be entirely for cash and/or marketable securities and (ii) must be for a price per share not less than the purchase price per share paid by the Investor under this Agreement (adjusted appropriately in the event of any forward or reverse stock split, stock dividend or recapitalization, reorganization, reclassification, combination, exchange of shares or other similar exchange with respect to the Common Stock, other than pursuant to the Amended and Restated Certificate of Incorporation of the Company) (the “Per Share Purchase Price”). Upon the consummation of the Sale of the Company, each Non-Initiating Drag-Along Seller shall be entitled to receive the same proportion of the aggregate consideration from such Sale of the Company that the Drag-Along Sellers are entitled to receive.

(b) A “Sale of the Company” shall mean (i) the sale or transfer, in a single transaction or series of related transactions, of fifty percent (50%) of more of the outstanding Common Stock of the Company, (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company of the Company of all or substantially all the assets of the Company taken as a whole, or (iii) the consolidation, merger or reorganization of the Company into any other entity, in which the Company is not the surviving entity or in which the stockholders of the Company existing prior to the transaction hold less than fifty percent (50%) of the outstanding Common Stock of the Company or the surviving corporation, as applicable, immediately following such transaction.

(c) In connection with a Sale of the Company, the Non-Initiating Drag-Along Sellers shall cooperate in the execution and consummation of the Sale of the Company, as requested by the Drag-Along Seller(s), including by taking or causing to be taken all such actions as may be reasonably necessary or desirable to expeditiously consummate the Sale of the Company and any related transactions, including: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents reasonably requested of such Non-Initiating Drag-Along Seller; and otherwise reasonably cooperating with the Company, the Drag-Along Seller(s) and the prospective purchaser (the “Drag-Along Purchaser”). Without limiting the generality of the foregoing, with respect to a proposed Sale of the Company, the Non-Initiating Drag-Along Sellers agree to execute and deliver such agreements, certificates and other documents as may be reasonably requested by the Drag-Along Seller, the Company or the Drag-Along Purchaser, as the case may be, so long as all Sellers to such agreement will be subject to the same terms.

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(d) With respect to any Sale of the Company that is structured as a merger, sale of all or substantially all of the assets of the Company, consolidation or other transaction that may require the approval of the Company’s stockholders under any applicable organizational or transaction document or applicable federal, state or local law, the Non-Initiating Drag-Along Sellers shall vote in favor of the transaction, not object to the transaction and take all action to waive any dissenters, appraisal or other similar rights the Non-Initiating Drag-Along Sellers may have.

(e) The Drag-Along Sellers shall notify each Non-Initiating Drag-Along Sellers in writing of any proposed Sale of the Company at least thirty (30) days prior to the proposed effective date of such proposed Sale of the Company (a “Drag-Along Transfer Notice”). Any such Drag-Along Transfer Notice shall set forth: (i) the Common Stock to be transferred by each Drag-Along Seller and the proportionate Common Stock which each Non-Initiating Drag-Along Seller is entitled to Transfer in connection with such Sale of the Company, (ii) the name and address of the Drag-Along Purchaser in such Sale of the Company, (iii) the proposed purchase price to be paid by the Drag-Along Purchaser in such Sale of the Company, (iv) the other material terms and conditions of such proposed Sale of the Company, and (v) the proposed effective date of the proposed Sale of the Company.

4.4 Adjustment to Shares. In the event that after the Closing, the Company issues shares of capital stock (or any securities convertible into or exchangeable or exercisable for capital stock, or any options, warrants or other rights to purchase, subscribe for or otherwise acquire capital stock) at a price per share (the “Per Share Issuance Price”) less than the Per Share Purchase Price, then the Company shall issue to the Investor a number of additional shares of Common Stock equal to the difference between (i) the number of shares issued to the Investor pursuant to Section 1.1 and (ii) the Purchase Price divided by the Per Share Issuance Price. This Section 4.4 does not apply to the issuance of shares of Common Stock upon conversion of Notes in accordance with their terms.

4.5 Information Rights. For so long as the Investor holds Common Stock of the Company, the Company agrees to furnish the Investor with such information as it may reasonably request, including annual, quarterly and monthly financial reports, budgets and operating plans, and inspection rights to visit the Company’s premises, inspect its records and discuss its business with officers of the Company with advance notice at reasonable times with reasonable frequency.

4.6 No Share Issuances. Prior to the Closing, the Company shall not issue any shares of Common Stock, any securities convertible into or exchangeable or exercisable for Common Stock, or any options, warrants or other rights to purchase, subscribe for or otherwise acquire Common Stock or other interests or participations in the Company, other than as contemplated by this Agreement or upon conversion of Notes in accordance with their terms.

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ARTICLE V

MISCELLANEOUS

5.1 Definitional Provisions. Unless the express context otherwise requires: (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) the word “or” shall not be exclusive, and (g) references herein to any gender includes each other gender.

5.2 Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

5.3 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law that would require the application of any other laws.

5.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

5.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.7 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this Section 5.7 shall be binding upon the Investor and the Company.

5.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as though such provision were so excluded and shall be enforceable in accordance with its terms.

5.9 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, or to enforce specifically the performance of the terms and provisions hereof or thereof in any federal court located in the County and State of New York or, to the extent that no such federal court has jurisdiction over such proceeding, in a New York state court located in the County of New York, in addition to any other remedy to which they are entitled at law or in equity. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable law, (a) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at law would be adequate and (b) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

KIDPIK CORP.

By:
Name:	Ezra Dabah
Title:	Chief Executive Officer

INVESTOR:

STERLING MACRO FUND

By:
Name:
Title: